                               UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) May 20, 2010

                     ANGELES INCOME PROPERTIES, LTD. 6

           (Exact name of Registrant as specified in its charter)

California	0-16210	95-4106139
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation or	File Number)	Identification Number)
Organization)

                               55 Beattie Place

                             Post Office Box 1089

                       Greenville, South Carolina 29602

                   (Address of principal executive offices)

                                (864) 239-1000

                          (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.

Angeles Income Properties, Ltd. 6, a California limited partnership (the “Registrant”), owned Homestead Apartments (“Homestead”), a 168-unit apartment complex located in Lansing, Michigan.  On May 20, 2010, the Registrant sold Homestead to a third party, Homestead on Lake Lansing, LLC, a Michigan limited liability company (the “Purchaser”), for a total sales price of $7,000,000. The Registrant continues to own and operate one other investment property.

In accordance with the terms of the Registrant’s partnership agreement, the Registrant’s general partner is currently evaluating the cash requirements of the Registrant to determine what portion of the net sales proceeds, if any, will be available to distribute to the Registrant’s partners.

Item 9.01   Financial Statements and Exhibits

(b)   Pro forma financial information.

The following unaudited pro forma balance sheet and statements of operations reflect the operations of the Registrant as if Homestead had been sold on January 1, 2009.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2010 Quarterly Report on Form 10-Q for the period ended March 31, 2010 and the Registrant’s 2009 Annual Report on Form 10-K.

PRO FORMA BALANCE SHEET

(in thousands)

March 31, 2010

All other assets	$ 892
Investment property, net	3,733
Total Assets	$ 4,625

Total liabilities	$ 8,408
Partners’ deficit	(3,783)
Total Liabilities and Partners’ Deficit	$ 4,625

PRO FORMA STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended	Year Ended
	March 31, 2010	December 31, 2009

Total revenues	$ 739	$ 2,762
Total expenses	639	2,156
Net income	$ 100	$ 606

Net income per limited partnership unit	$ 2.09	$ 12.68

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELES INCOME PROPERTIES, LTD. 6

By:   Angeles Realty Corporation II

General Partner

By:   /s/Stephen B. Waters

Stephen B. Waters

Senior Director of Partnership Accounting

Date: May 26, 2010